Exhibit 99.2

               QUESTOR PARTNERS FUND II TO ACQUIRE
               HONEYWELL'S BRAKE PRODUCTS BUSINESS

           BENDIX, JURID, ROADTUFF BRANDS SERVE GLOBAL
     TRUCK, AUTOMOBILE AND OTHER TRANSPORTATION INDUSTRIES;
        ANNUAL REVENUES OF GROUP APPROXIMATELY $1 BILLION


     SOUTHFIELD, Michigan, and MORRIS TOWNSHIP, New Jersey, September 5, 2000 - Questor Partners Fund II, L.P. and Honeywell (NYSE: HON) announced today that they have reached an agreement in principle for Questor to acquire Honeywell's Friction Materials business, which supplies brake products to a wide range of transportation industries. Terms of the transaction were not disclosed.

     The business, which has annual sales of approximately $1 billion, manufactures and markets disc brake pads, drum brake linings and other brake products for both original equipment manufacturers and the automotive aftermarket. The business also distributes brake fluids and parts as well as other braking components. The brand names involved include Bendix, JURID and RoadTuff, and the products are used in passenger cars, light-, medium- and heavy-duty trucks, trailers and other transportation applications. Honeywell will retain the right to use the Bendix name in some applications outside the Friction Materials business.

     The Friction Materials business is a separate business unit from the Bendix Commercial Vehicle Systems business, which will remain a part of Honeywell.

     Honeywell's Friction Materials business, headquartered in Troy, Mich., has 13 manufacturing plants and five engineering facilities, situated in nine countries. Customers include most of the world's leading car, truck and brake manufacturers, as well as major aftermarket buying groups, automotive retailers and specialty installers. The Friction Materials business' successful Bendix brand celebrated its 75th anniversary in 1999.

     "The Honeywell Friction Materials business has some of the best-known brand names in the industry, and a well-deserved reputation for production and engineering excellence, understanding brake system dynamics, solving noise, vibration and harshness problems, and designing and developing environmentally friendly materials," Jay Alix, managing principal of Questor, said. "Questor's management has extensive experience in the automotive industry, where we have lent our expertise to companies like National Car Rental, Ryder TRS, Inc., and AP Automotive Systems. We are confident that we will improve on the Honeywell group's already enviable reputation and significant market share in the global economy."

     "Friction Materials has been a valuable part of our portfolio over the years, but it no longer fits with our long-term plans. This transaction will benefit both customers and employees because of Questor's commitment to the Friction Materials business," said Michael R. Bonsignore, Honeywell Chairman and CEO. "Today's announcement is another step forward in our strategy to sell, fix or close non-core units and strengthen our core portfolio to increase shareowner value."

     The Friction Materials transaction is expected to be completed later this year, following regulatory review and compliance with other legal requirements in the various countries where the businesses operate.

     Founded in 1995, Questor has demonstrated its ability to manage the growth of many companies, including several in the highly competitive worldwide automotive components sector. Questor Management Company, headquartered in Southfield, Mich., with an office in New York, manages the Questor Partners Funds, which have more than $1 billion of equity investment capital. The funds focus on investments in non-core units of Fortune 1,000 companies, underperforming businesses and troubled companies. Additional information on Questor is available on the Internet at www.questorfund.com.

     Honeywell is a US$24-billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; power generation systems; specialty chemicals; fibers; plastics; and electronic and advanced materials. The company is a leading provider of software and solutions, and Internet e-hubs including MyPlant.com, MyFacilities.com and MyAircraft.com (joint venture with United Technologies and i2 Technologies). Honeywell employs approximately 120,000 people in 95 countries and is traded on the New York Stock Exchange under the symbol HON, as well as on the London, Chicago and Pacific stock exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. Additional information on the company is available on the Internet at www.honeywell.com.

     This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.